FIRST INVESTORS EQUITY FUNDS
                        FIRST INVESTORS LIFE SERIES FUNDS

                              SUBADVISORY AGREEMENT


     Agreement made as of the 8th day of June, 2006, by and among FIRST INVESTORS MANAGEMENT COMPANY, INC., a New York corporation (the "Adviser"), VONTOBEL ASSET MANAGEMENT, INC., a New York corporation (the "Subadviser"), FIRST INVESTORS EQUITY FUNDS and FIRST INVESTORS LIFE SERIES FUNDS (collectively, the "Trusts"), each a Delaware statutory trust.

                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated January 27th, 2006 (the "Advisory Agreement") with each Trust, pursuant to which the Adviser acts as investment adviser of each Series of each Trust (the "Series"); and

     WHEREAS, the Adviser and each Trust desire to retain the Subadviser to provide investment advisory services to First Investors International Fund, a series of First Investors Equity Funds, and First Investors Life Series International Fund, a series of First Investors Life Series Funds, and the Subadviser is willing to render such investment advisory services (hereinafter, "Series" shall refer to each Series of each Trust which is subject to this Agreement).

     NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

     1.   SUBADVISER'S DUTIES.
          -------------------

          (a) PORTFOLIO MANAGEMENT. Subject to supervision by the Adviser and each Trust's Board of Trustees, the Subadviser shall manage the investment operations and such portion of the assets of a particular Series that is allocated to it by the Adviser, in accordance with that Series' investment objectives, policies and restrictions, and subject to the following understandings:

               (i) INVESTMENT DECISIONS. The Subadviser shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by each Series, and what portion of such assets will be invested or held uninvested as cash.

               (ii) INVESTMENT LIMITS. In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) each Trust's Declaration of Trust, as amended and restated from time to time, By-Laws, and the Prospectus and Statement of Additional Information applicable to a Series, (B) instructions and directions of the Adviser and of the Board of Trustees of the Trusts, and (C) requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, as applicable to each Series, and all other applicable federal and state laws and regulations.

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               (iii)  PORTFOLIO  TRANSACTIONS.  With  respect to the  securities and other investments to be purchased or sold for each Series, the Subadviser shall place orders with or through such persons, brokers, dealers or futures commission merchants selected by the Subadviser, provided, however, that such orders shall (A) be consistent with the brokerage policy set forth in the Prospectus and Statement of Additional Information applicable to each Series, or approved by the Trusts' Board of Trustees, (B) conform with federal securities laws, and (C) be consistent with securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the research, investment information and other services provided by, and the financial responsibility of, brokers, dealers or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which the Subadviser's other clients may be a party.

     On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of a Series as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trusts and to such other clients.

               (iv) RECORDS AND REPORTS. The Subadviser shall maintain such books and records required by Rule 31a-1 under the 1940 Act as shall be agreed upon from time to time by the parties hereto, and shall render to the Trusts' Board of Trustees such periodic and special reports as the Board of Trustees of the Trusts may reasonably request.

               (v) TRANSACTION REPORTS. The Subadviser shall provide the custodian of each Series on each business day with information relating to all transactions concerning a Series' assets and shall provide the Adviser with such information upon the Adviser's request.

               (vi) TRUST POLICIES. The Subadviser will comply with all policies and procedures of the Trusts, including the portfolio holdings information policy.

               (vii) SIGNIFICANT EVENTS. The Subadviser will monitor the securities owned by the Series for potential significant events that could affect their values and notify the Trusts when, in its opinion, a significant event has occurred that may not be reflected in the market values of such securities.

          (b) SUBADVISER'S DIRECTORS, OFFICERS AND EMPLOYEES. Services to be furnished by the Subadviser under this Agreement may be furnished through any of its directors, officers or employees. The Subadviser shall notify the other parties to this Agreement of any change in the Subadviser's management or ownership within a reasonable time after such change.

          (c) MAINTENANCE OF RECORDS. The Subadviser shall timely furnish to the Adviser all information relating to the Subadviser's services hereunder which are needed by the Adviser to maintain the books and records of each Series required by Rule 31a-1 under the 1940 Act. The Subadviser agrees that all

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

records that it maintains for each Series are the property of the Trusts and the Subadviser will surrender promptly to the Trusts any of such records upon the Trusts' request; provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

          (d) FIDELITY BOND, ERRORS & OMISSIONS POLICY, AND COMPLIANCE PROGRAM. The Subadviser will provide the Trusts with reasonable evidence that, with respect to its activities on behalf of each Series, the Subadviser is (i) maintaining adequate fidelity bond and errors & omissions insurance, (ii) has adopted a compliance program that meets the requirements of the federal securities laws, including all required codes of ethics, and (iii) has designated a Chief Compliance Officer in accordance with the requirements of the federal securities laws. The Subadviser shall also make such compliance reports and certifications as are required by the Trusts' compliance program.

     2. ADVISER'S DUTIES. The Adviser shall continue to have responsibility for all other services to be provided to the Trusts and each Series pursuant to the Advisory Agreement and shall oversee and review the Subadviser's performance of its duties under this Agreement.

     3. DOCUMENTS PROVIDED TO THE SUBADVISER. The Adviser has or will deliver to the Subadviser current copies and supplements thereto of each of the following documents, and will deliver to it all future amendments and supplements, if any:

          (a) the Declaration of Trust of each Trust, as filed with the Delaware Secretary of State;

          (b)  the By-Laws of each Trust;

          (c) certified resolutions of the Board of Trustees of each Trust authorizing the appointment of the Adviser and the Subadviser and approving the form of this Agreement;

          (d) each Trust's Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended ("1933 Act"), pertaining to the Series, as filed with the Securities and Exchange Commission; and

          (e) the Prospectus and Statement of Additional Information pertaining to each Series.

     4. COMPENSATION OF THE SUBADVISER. For the services provided and the expenses assumed pursuant to this Agreement, the Adviser will pay to the Subadviser, effective from the date of this Agreement, a fee which is computed daily and paid monthly from each Series' assets at the annual rates set forth in the attached Schedule A. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such month bears to the full month in which such effectiveness or termination occurs.

     5. LIABILITY OF THE SUBADVISER. The Subadviser agrees to perform faithfully the services required to be rendered to the Trusts and each Series under this Agreement, but nothing herein contained shall make the Subadviser or any of its officers, partners or employees liable for any loss sustained by the

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

Trusts or its officers, Trustees or shareholders or any other person on account of the services which the Subadviser may render or fail to render under this Agreement; provided however, that nothing herein shall protect the Subadviser against liability to the Trusts, or to any of the Series' shareholders, to which the Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Nothing in this Agreement shall protect the Subadviser from any liabilities that it may have under the 1933 Act or the 1940 Act.

     6. DURATION AND TERMINATION. Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of each Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Series, or by the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Advisory Agreement. Termination of this Agreement with respect to a given Trust shall not affect the continued validity of this Agreement or the performance thereunder with respect to the other Trust.

     7. SUBADVISER'S SERVICES ARE NOT EXCLUSIVE. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser's partners, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

     8. REFERENCES TO THE SUBADVISER. During the term of this Agreement, the Adviser agrees to furnish to the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to sales personnel, shareholders of each Series or the public, which refer to the Subadviser or its clients in any way.

     9. EXCLUSIVITY. The Subadviser agrees not to manage the assets of any non-affiliated third party investment company that has investment objectives and policies substantially similar to the investment objectives and policies employed by either Series, except as agreed upon in writing between the Adviser and the Subadviser, which agreement will not be unreasonably withheld by the Adviser.

     10. AMENDMENTS. This Agreement may be amended by mutual consent, subject to approval by the Trusts' Board of Trustees and each Series' shareholders to the extent required by the 1940 Act.

     11. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

     12. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

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

     13. SEVERABILITY. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

     14. THE 1940 ACT. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

     15. HEADINGS. The headings in this Agreement are intended solely as a convenience, and are not intended to modify any other provision herein.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                            FIRST INVESTORS MANAGEMENT
Attest:                                     COMPANY, INC.


/s/ Carol Lerner Brown                      By: /s/ Kathryn S. Head
----------------------                          -------------------
Carol Lerner Brown                              Kathryn S. Head
Secretary                                       Chairman & President



                                            FIRST  INVESTORS  EQUITY FUNDS, on
Attest:                                      behalf of First Investors
                                             International Fund


/s/ Carol Lerner Brown                      By: /s/ Kathryn S. Head
----------------------                          -------------------
Carol Lerner Brown                              Kathryn S. Head
Assistant Secretary                             President




                                            FIRST  INVESTORS  LIFE SERIES FUNDS,
                                            on  behalf of First  Investors  Life
Attest:                                     Series International Fund


/s/ Carol Lerner Brown                      By: /s/ Kathryn S. Head
----------------------                          -------------------
Carol Lerner Brown                              Kathryn S. Head
Assistant Secretary                             President


                                            VONTOBEL ASSET MANAGEMENT, INC.

Attest:


/s/ Joseph F. Mastoloni                     By: /s/ Henry Schlegel
-----------------------                         -----------------------
Joseph F. Mastoloni                             Henry Schlegel
First Vice President & Chief                    President & Chief Executive
Compliance Officer                              Officer


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                                   SCHEDULE A

The fee paid to the Subadviser under this Agreement for managing that portion of the assets of First Investors International Fund allocated to it by the Adviser shall be computed in the following manner.

     1. The daily net assets of First Investors International Fund shall be aggregated with the net assets (if any) of First Investors Life Series International Fund that are being managed by Vontobel;

     2. An aggregate fee shall then be computed on the sum as if the two Series were combined using the following schedule:
          a.   0.50% of the first $100 million;
          b.   0.35% of the next $100 million; and
          c.   0.30% of the next $800 million; and
          d.   0.25% on the balance over $1 billion.

     3. The fee payable under this Agreement with respect to First Investors International Fund shall then be computed by multiplying the aggregate fee by the ratio of the net assets of First Investors International
          Fund to the sum of the net assets of both Series that are being managed by Vontobel.

The fee paid to the Subadviser under this Agreement for managing that portion of the assets of First Investors Life Series International Fund allocated to it by the Adviser shall be computed in the following manner.

     1. The daily net assets of First Investors Life Series International Fund shall be aggregated with the net assets (if any) of First Investors International Fund that are being managed by Vontobel;

     2. An aggregate fee shall then be computed on the sum as if the two Series were combined using the following schedule:
          a.   0.50% of the first $100 million;
          b.   0.35% of the next $100 million; and
          c.   0.30% of the next $800 million; and
          d.   0.25% on the balance over $1 billion.

     3. The fee payable under this Agreement with respect to First Investors Life Series International Fund shall then be computed by multiplying the aggregate fee by the ratio of the net assets of First Investors Life Series International Fund to the sum of the net assets of both Series that are being managed by Vontobel.